UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 14, 2008
(Date of earliest event reported)
eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
215-972-0420

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On July 14, 2008, eResearchTechnology, Inc. (the “Company”) entered into a lease (the “Lease”) with NNN 1818 Market Street, LLC and several of its affiliates (collectively, the “Landlord”) for new office space at 1818 Market Street, Philadelphia, Pennsylvania. The Company anticipates that the Lease will commence in November 2008, though the Lease includes provisions for rental adjustments and reimbursements if the leased premises are not ready for occupancy by December 1, 2008. The Company’s lease for its current offices in Philadelphia will expire on August 30, 2008. The Company currently anticipates entering into an extension of that lease through December 31, 2008.
     The Lease provides for the rental of approximately 59,400 rentable square feet compared to approximately 40,000 square feet in the Company’s current offices. The initial term of the Lease is 11 years, and the Company has two successive five-year renewal options. For the first month of the Lease, there is no minimum rent. For the next eight months of the Lease, the minimum rent is $54,464 per month. Beginning with the tenth month of the Lease, the minimum rent increases to $1,307,127 on an annualized basis and thereafter increases beginning on the second anniversary of the Lease commencement by $26,697 annually for the remainder of the initial term of the Lease. In addition to the minimum rent, the Company is obligated, beginning in 2010, to pay its proportionate share of any increases in the operating expenses and real estate taxes for the building in which the leased premises are located over the amounts payable for calendar year 2009. The Company’s proportionate share is calculated by measuring the rentable square feet included in the leased premises as a percentage of the total rentable square feet for the building.
     For each renewal term the Company exercises, the minimum rent will be the then-applicable fair market rental value as determined by the Landlord or, if the Company does not agree with the Landlord’s determination, by arbitration.
     The Company paid a security deposit of $217,854 in cash upon execution of the Lease to secure its obligations under the Lease, of which 50% will be returned to the Company three years after commencement of the Lease provided that the Company is not in default under the Lease. The Company also anticipates incurring approximately $3.5 million in tenant improvements in addition to the allowance the Landlord has agreed to provide.
     The Company has a right of first refusal to lease additional space that may become available on the building floor on which a portion of the leased premises is located, with the rent being the greater of the rent payable under the Lease and the rent to which the Landlord had otherwise agreed with the prospective tenant for the space. The Company also has a right of first offer to lease additional space that may become available on the two floors adjacent to the floors on which the leased premises are located, with the rent being based on prevailing market terms for space then being leased in the same building.
     The foregoing is only a summary of the material terms of the Lease. The Lease will be filed as an exhibit to the Company’s Report on Form 10-Q for the Fiscal Quarter Ending September 30, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: July 18, 2008	By:	/s/ Michael J. McKelvey
Michael J. McKelvey,
President and Chief Executive Officer